                                                                    EXHIBIT 11.1


                             EARTHLINK NETWORK, INC.

                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS*

                                                       Inception
                                                        (May 26,
                                                          1994)
                                                         through      Year ended         Three months ended
                                                       December 31,   December 31,  ------------------------------
                                                           1994           1995      March 31, 1995  March 31, 1996
                                                       -----------    -----------   --------------  --------------

Net loss . . . . . . . . . . . . . . . . . . . . .       $    148       $  6,120       $    271       $  4,869
                                                         --------       --------       --------       --------
                                                         --------       --------       --------       --------

Average shares outstanding . . . . . . . . . . . .          5,176          7,674          6,054         10,243

Common equivalent shares:
  Common Stock issued below the expected
   IPO price during fiscal 1995(1) . . . . . . . .          2,956          1,901          2,956

  Common Stock issued below the expected
   IPO price during fiscal 1996(1) . . . . . . . .          1,064          1,064          1,064            954

  Effect of warrants for
   Common Stock (2). . . . . . . . . . . . . . . .            648            648            648            648

  Effect of options for
   Common Stock (2). . . . . . . . . . . . . . . .          1,872          1,872          1,872          1,872
                                                         --------       --------       --------       --------

Weighted average
shares outstanding . . . . . . . . . . . . . . . .         11,716         13,159         12,594         13,717
                                                         --------       --------       --------       --------
                                                         --------       --------       --------       --------

Net loss per share . . . . . . . . . . . . . . . .       $  (0.01)      $  (0.47)      $  (0.02)      $  (0.35)
                                                         --------       --------       --------       --------
                                                         --------       --------       --------       --------

* All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.

(1) Represents shares issued in the twelve months prior to the assumed initial public offering date.

(2) Represents options and warrants issued or granted below the expected IPO price during the twelve months prior to the proposed initial public offering date.